UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 22, 2010

SCIENTIFIC GAMES CORPORATION

(Exact name of registrant as specified in its charter)

0-13063

(Commission File Number)

Delaware	81-0422894
(State or other jurisdiction	(IRS Employer
of incorporation)	Identification No.)

750 Lexington Avenue, 25th Floor, New York, New York 10022

(Address of principal executive offices)

(Zip Code)

Registrant’s telephone number, including area code: (212) 754-2233

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02.                                          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 22, 2010, the Board of Directors of Scientific Games Corporation (the “Company”) appointed Frances F. Townsend as a director of the Company.

Ms. Townsend has been a partner at the law firm of Baker Botts L.L.P. since April 2009 where she provides legal and strategic business advice.  From January 2008 until April 2009, Ms. Townsend provided consulting services and advice to corporate clients on business development, crisis and contingency planning and compliance and international relations.  Prior to that, she served as Assistant to President George W. Bush for Homeland Security and Counterterrorism and chaired the Homeland Security Council from May 2004 until January 2008.  She previously served as Deputy Assistant to the President and Deputy National Security Advisor for Combating Terrorism from May 2003 to May 2004.  Prior to that, Ms. Townsend served as the first Assistant Commandant for Intelligence for the U. S. Coast Guard and spent 13 years at the U. S. Department of Justice in various senior positions.

Ms. Townsend is eligible to participate in all compensation plans applicable to non-employee members of the Board of Directors, as described in the Company’s 2009 Proxy Statement, except that in early 2010 the vesting schedule of option and restricted stock unit awards granted to non-employee directors was changed from five years to four years.  In accordance with the compensation program for non-employee directors, upon joining the Board, Ms. Townsend received stock options for 10,000 shares, which have a four-year vesting schedule and an exercise price of $14.37 (the fair market value of our common stock at the time of grant).  Ms. Townsend will also receive an annual retainer of $50,000, meeting fees of $2,000 for each Board and Committee meeting attended and an annual award of restricted stock units having a grant date value of $110,000 and a four-year vesting schedule (provided she satisfies the Board’s attendance requirements).  As of the date hereof, Ms. Townsend has not been appointed to serve on any Committees of the Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SCIENTIFIC GAMES CORPORATION

By:	/s/ Jeffrey S. Lipkin
Name:	Jeffrey S. Lipkin
Title:	Senior Vice President and Chief Financial Officer

Date: April 23, 2010